Exhibit 5.1

April 30, 2015

Board of Directors

PS Business Parks, Inc.

701 Western Avenue

Glendale, California 91201-2397

Re:	PS Business Parks, Inc. Retirement Plan for Non-Employee Directors

Ladies and Gentlemen:

As Assistant Secretary of PS Business Parks, Inc. (the “Company”), I have examined the Registration Statement on Form S-8, which is expected to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date of delivery of this opinion (the “Registration Statement”). The Registration Statement relates to the issuance of shares of common stock, par value $0.01 per share (the “Common Shares”) pursuant to the Company’s Retirement Plan for Non-Employee Directors (the “Plan”).

I am familiar with the proceedings taken or to be taken by the Company relating to the authorization and issuance of the Common Shares in the manner set forth in the Registration Statement. I have also examined the Company’s Restated Articles of Incorporation (the “Charter”) and Restated Bylaws, as amended (the “Bylaws”), and have made such other investigation as I have deemed necessary in order to express the opinion contained herein. For purposes of this opinion letter, I have assumed that the Common Shares will not be issued in violation of the ownership limit contained in the Company’s Charter. As to all matters of fact, I have relied on the representations and statements of fact made in the documents so reviewed, and I have not independently established the facts so relied on.

Based upon, subject to and limited by the foregoing, I am of the opinion that following (i) effectiveness of the Registration Statement, and (ii) issuance of the Common Shares pursuant to and in accordance with the terms of the Plan and any applicable award agreements, the Common Shares will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. I assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

I am licensed to practice law in the State of California and express no opinion as to the laws of any other jurisdiction except the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Lily Yan Hughes, Esq.

Lily Yan Hughes, Esq.
Assistant Secretary
PS Business Parks, Inc.